EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

Active Wholly Owned Subsidiary Corporations of Century Builders Group, Inc.

US Title & Guaranty Corporation, a Florida Corporation

Century Forest Lakes Villas, Inc., a Florida Corporation

Century Harmony Lakes, Inc., a Florida Corporation

Century Housing Corporation, a Florida Corporation

Century Malibu Bay, Inc., a Florida Corporation

Century Realty Company, a Florida Corporation

Century Serena Lakes Homes, Inc., a Florida Corporation

Century Serena Lakes Townhomes, Inc., a Florida Corporation

CBG Management Corp., a Florida Corporation

Century Doral Corp., a Florida Corporation

Century Citrus Isles Corp., a Florida Corporation

Century Land Development Corporation, a Florida Corporation

Century Loans Inc., a Florida Corporation

Century Financing Inc., a Florida Corporation